Exhibit 99.1

UNIFI®, Makers of REPREVE®, Provides Business Update and Schedules Second Quarter Fiscal 2023 Earnings Conference Call

Demand trends across apparel producers continue to weigh on near-term operating performance

GREENSBORO, N.C., January 19, 2023 – Unifi, Inc. (NYSE: UFI) (together with its consolidated subsidiaries, “UNIFI”), makers of REPREVE and one of the world’s leading innovators in recycled and synthetic yarns, today announced preliminary results for its second fiscal quarter ended January 1, 2023 and scheduled its second quarter fiscal 2023 earnings conference call.

For the second quarter of fiscal 2023, UNIFI expects:

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Net sales between $135 million and $137 million, a decrease of approximately 24% to 25% from the first quarter of fiscal 2023, compared to the previous expectation of a 10% to 15% decrease;
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Negative gross margin between (5.5%) and (6.5%);
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Operating loss between $19.0 million and $21.0 million;
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Loss before income taxes between $20.0 million and $22.0 million; and
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Adjusted EBITDA between ($12.0) million and ($14.0) million, compared to the previous expectation of between $0.0 million and ($5.0) million.

Eddie Ingle, Chief Executive Officer of UNIFI, said, “Our business continued to face a difficult operating environment in the second fiscal quarter, and our results for the period are a reflection of continued demand disruption from inventory destocking and slowed global apparel production, which has been influenced by, among other things, the impact of COVID-19 in China. This weaker-than-expected demand has been prevalent across our apparel customers as they work through a normalization in their supply chains and aim to reduce excess inventories. In response to these temporary challenges, we executed a number of cost controls, and other savings measures are ongoing. In addition, we are benefiting from the additional liquidity afforded by our credit facility that we previously announced was amended, expanded and extended on October 28, 2022.”

Ingle continued, “As we look forward, the mid- and long-term drivers of our business remain intact. We expect to see improvements in volumes and operating performance as we move through calendar 2023 and customer ordering patterns begin to normalize. We should also experience improved performance and efficiencies across the business as a result of various cost saving measures currently in effect, along with stabilized raw material input costs. Our global business model and the long-term demand for sustainable solutions remains unchanged.”

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The preliminary, unaudited information contained herein remains subject to confirmation and finalization based on UNIFI’s quarter-end closing procedures, including the execution of internal controls over financial reporting and the subsequent occurrence or identification of events prior to the formal issuance of the quarterly financial statements.

UNIFI Schedules Second Quarter Fiscal 2023 Earnings Conference Call

UNIFI will host a conference call at 8:30 a.m., Eastern Time, on Thursday, February 2, 2023, to discuss its second quarter fiscal 2023 financial results. The second quarter fiscal 2023 financial results and supporting materials will be available after the close of market trading on Wednesday, February 1, 2023 on UNIFI’s website at http://investor.unifi.com. The conference call can be accessed approximately 10 minutes prior to the beginning of the call by dialing (800) 715-9871 (Domestic) or (646) 307-1963 (International) and, when prompted, providing conference ID number 1094008. There will also be a live audio webcast of the call, which can be accessed on UNIFI’s website at http://investor.unifi.com. A replay of the conference call will be available approximately two hours following the call through Thursday, February 9, 2023 and can be accessed via UNIFI’s website at http://investor.unifi.com. In addition, presentation slides will be available on UNIFI’s website for 12 months following the call.

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About UNIFI

Unifi, Inc. (NYSE: UFI) is a global textile solutions provider and one of the world's leading innovators in manufacturing synthetic and recycled performance fibers. Through REPREVE, one of UNIFI's proprietary technologies and the global leader in branded recycled performance fibers, UNIFI has transformed more than 35 billion plastic bottles into recycled fiber for new apparel, footwear, home goods, and other consumer products. UNIFI continually innovates technologies to meet consumer needs in moisture management, thermal regulation, antimicrobial protection, UV protection, stretch, water resistance, and enhanced softness. UNIFI collaborates with many of the world's most influential brands in the sports apparel, fashion, home, automotive, and other industries. For more information about UNIFI, visit www.unifi.com.

Contact information:

Davis Snyder

Alpha IR Group

312-445-2870

UFI@alpha-ir.com